EXHIBIT 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Inuvo, Inc. on Form S8 to be filed on or about July 6, 2022 of our report dated March 17, 2022, on our audit of the consolidated financial statements as of December 31, 2021 and for the year then ended, which report was included in the Annual Report on Form 10-K filed on March 17, 2022.

Eisner Amper LLP
/s/ Eisner Amper LLP

July 6, 2022
Iselin, New Jersey